As filed with the Securities and Exchange Commission on August 27, 2004
                           Registration No. 333-116286
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------


                                 Amendment No. 1
                                       to


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
               (Exact name of registrant as specified in charter)

NEW YORK                                                    14-0555980
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification Number)

                                284 SOUTH AVENUE
                        POUGHKEEPSIE, NEW YORK 12601-4879
                                 (845) 452-2000


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               -------------------
                                 STEVEN V. LANT
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                284 SOUTH AVENUE
                        POUGHKEEPSIE, NEW YORK 12601-4879
                                 (845) 486-5477

                                       AND

                               JOHN E. GOULD, ESQ.
                                THOMPSON HINE LLP
                            ONE CHASE MANHATTAN PLAZA
                          NEW YORK, NEW YORK 10005-1401
                                 (212) 344-5680
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                               -------------------
                        COPIES OF ALL COMMUNICATIONS TO:


                              TODD W. ECKLAND, ESQ.

                             PILLSBURY WINTHROP LLP
                                  1540 BROADWAY
                            NEW YORK, NEW YORK 10036
                                  212-858-1000

                               -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective, when warranted by market conditions and other factors.


                               -------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest
                reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list
   the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| _________________

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
                for the same offering.|_| _____________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
                      please check the following box. |_|


-------------------------------------------------------------------------------------------------------------

                                      Calculation of Registration Fee

-------------------------------------------------------------------------------------------------------------
Title of each class                           Proposed Maximum     Proposed maximum      Amount of
of securities to be     Amount to be          Offering Price per   aggregate offering    registration
registered              registered(1)         unit(1)              price(1)              fee(2)(3)
-------------------------------------------------------------------------------------------------------------
Debt securities         $85,000,000           100%                 $85,000,000           $10,769.50
-------------------------------------------------------------------------------------------------------------

(1) Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, issuance of the debt securities registered hereunder.

(2) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933.


(3)   Previously paid.


                              -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 27, 2004


PROSPECTUS

                                   $85,000,000

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                                 DEBT SECURITIES


By this prospectus, we may offer from time to time up to $85,000,000 of our debt securities. The debt securities may be issued in one or more series and will be unsecured. Any series may provide for one or more issuances of debt securities. The debt securities of each series or issuance will be offered on terms to be determined at the time of sale. The debt securities may be issued as individual securities in registered form or as one or more global securities in registered form. The debt securities will not be listed on any securities exchange or designated for quotation on the NASDAQ Stock Market.


We may offer the debt securities in any of the following ways:

      o     directly;

      o     through agents;

      o     through dealers; or

      o through one or more underwriters or a syndicate of underwriters in an underwritten offering.


                               -------------------

Investing in our debt securities involves risks. See "Risk Factors" beginning on page 1 of this prospectus.

                               -------------------

WE WILL PROVIDE THE SPECIFIC TERMS OF THE DEBT SECURITIES IN ONE OR MORE SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE APPLICABLE SUPPLEMENTS CAREFULLY BEFORE YOU INVEST. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             -----------------------


                 THE DATE OF THIS PROSPECTUS IS ________ , 2004.


                             ----------------------

                                TABLE OF CONTENTS


                                                                           PAGE
About this Prospectus........................................................1
Risk Factors.................................................................1
Where You Can Find More Information..........................................3
Forward-Looking Statements...................................................4
Central Hudson Gas & Electric Corporation....................................5
Use of Proceeds..............................................................7
Ratios of Earnings to Fixed Charges..........................................7
Description of the Debt Securities...........................................8
Plan of Distribution........................................................16
Legal Matters...............................................................17
Experts.....................................................................18

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these debt securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement or in any pricing supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of such document containing such information.

                              ABOUT THIS PROSPECTUS


            This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may offer, from time to time, the debt securities described in this prospectus in one or more offerings with a total aggregate principal amount not to exceed $85,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."


            For more detailed information about the debt securities, you can also read the exhibits to the registration statement. The exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.


                                  RISK FACTORS

      Before purchasing any debt securities we offer, you should carefully consider the following risk factors as well as the other information contained in this prospectus, any prospectus supplement or any pricing supplement, and the information incorporated by reference herein in order to evaluate an investment in our debt securities.

Redeployment of Capital

      CH Energy Group, Inc., our holding company parent corporation, is seeking to invest in energy-related assets approximately $110 million currently held in money market instruments. Such investments are being sought with a view to produce new earnings intended to replace, in whole or in part, the income recorded in 2001, 2002, 2003, and 2004 from the sales of our interests in our major generating assets. If such investments are not made timely or are insufficient to replace the expiring income, Energy Group's results of operations could be adversely affected. Reference is made to Note 2 - "Regulatory Matters" in our 10-K Annual Report for the year ended December 31, 2003, as amended, and, in particular, to the subcaption "Expiring Amortization." No projected income from such future investments in new energy-related assets has been included in any earnings guidance issued by Energy Group for 2004.

Weather Related Risks

      A considerable portion of our total electric deliveries is directly or indirectly related to weather-sensitive end uses such as air conditioning and space heating. The majority of our natural gas deliveries are directly related to the use of these fuels for space heating. As a result, sales fluctuate and vary from normal expected levels based on variations in weather from seasonal normal levels. Such variations in sales volumes could affect results of operations significantly. We have programs in place to constrain the potential variability in results of operations through the use of derivative instruments. However, no assurance can be given that suitable risk management instruments will remain available; in addition, if a sustained trend of increasing temperatures were to occur (i.e., "global warming"), net income derived from our natural gas business could be adversely affected.

Revenues and Results of Operations are Subject to Other Uncontrollable Risks

      The cost of repairing damage to our facilities and the potential disruption of our operations due to storms, natural disasters, wars, terrorist acts, and other catastrophic events could adversely impact financial position, results of operations, and/or cash flows. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the New York or the United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect revenues and earnings and limit future growth prospects. In addition, we deliver energy to customers as part of an integrated system of production, transmission, and distribution systems. Large portions of such systems are owned and operated by other unrelated entities, and we rely on such entities to perform their functions reliably and at reasonable cost. Failure or disruption of third party facilities can cause a disruption in services and may result in lower revenues, or increased expenses, or both, that may not be fully recovered through rates, insurance, sales margins, or other means in a timely manner, or at all.

Risks Related to Regulatory Requirements and Compliance

      We are subject to regulation at the state and federal levels. We are regulated by the Public Service Commission of the State of New York (the "PSC"), which regulates retail rates, terms and conditions of service, various business practices and transactions, financings, and transactions between us and Energy Group or Energy Group's competitive business subsidiaries. We are also subject to regulation by the Federal Energy Regulatory Commission, which regulates wholesale electric transmission rates, certain other aspects of our business, and interstate natural gas pipelines. The regulations adopted by these state and federal agencies affect the manner in which we do business, our ability to undertake specified actions, and our results of operations. Although we have maintained generally constructive regulatory relationships to date, we cannot predict the ways in which changes in regulation by state and federal governmental authorities could affect our business and results of operations. It cannot be assured that costs incurred in response to such regulation, or changes therein, will be recoverable through rates in a timely manner, or at all.

Regulatory Risks Related to Limitations on the Potential to Pass Through Increased Costs

      The PSC's Order Establishing Rates in our rate proceeding, which was issued on October 25, 2001 and became effective November 1, 2001 (the "Rate Order") and the PSC's Joint Proposal Order issued on June 14, 2004 and effective in June 2004 (together the "Rate Plans") cover the rates we can charge customers and contain a number of related provisions. Rates charged to customers generally may not be changed during the respective limited terms of the Rate Plans, other than for the recovery of energy costs and limited other exceptions. As a result, the Rate Plans may not reflect all of the increased construction and other costs that may be experienced after the date the Rate Plans became effective. The approval of new rate plans or changes to existing Rate Plans could have a significant effect on financial position, results of operations, and/or cash flows. The current Rate Plans and material matters relating to potential rate changes are described in Note 2 - "Regulatory Matters" in our 10-K Annual Report for the year ended December 31, 2003, as amended. The current Rate Plans permit us to file for changes in rates any time after June 30, 2004, but rates are generally not changed by the PSC until eleven months after the filing of proposed rate changes. We expect to file for new retail rates within the next two year period. We cannot predict the rates that will be established by the PSC, or whether our business may be adversely affected by the rates determined, in such proceeding.

Risks Relating to Asbestos Litigation and Manufactured Gas Plant Facilities

      Litigations have been commenced against us arising from the use of asbestos at our previously owned major generating assets, and we are involved in a number of matters arising from contamination at former manufactured gas plant sites. Reference is made to Note 13 - "Commitments and Contingencies" in our Form 10-K Annual Report for the year ended December 31, 2003, as amended, and in particular to the subcaptions in the Note regarding "Asbestos Litigation" and "Former Manufactured Gas Plant Facilities."

There is No Public Market for the Debt Securities

      We can give no assurances whether any market may develop for the debt securities offered hereby, the liquidity of any such market, the ability of any investor to sell any of the debt securities, or the price at which investors would be able to sell them. If a market for the debt securities does not develop, investors may be unable to resell the debt securities for an extended period of time, if at all. If a market for the debt securities does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the debt securities. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the debt securities as collateral for loans. The debt securities will not be listed on any securities exchange or designated for quotation on the NASDAQ Stock Market.




                       WHERE YOU CAN FIND MORE INFORMATION


            We file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov and on our website at www.cenhud.com. Information on our website is not part of this prospectus. This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

            The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (File No. 001-03268); provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of any Current Report on Form 8-K:

      -- Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by our Form 10-K/A filed on August 13, 2004;

      --    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2004;

      -- Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as amended by our Form 10-Q/A filed on August 24, 2004;

      --    A Current Report on Form 8-K filed on May 6, 2004; and

      --    A Current Report on Form 8-K filed on June 18, 2004.


You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                  Treasurer
                  Central Hudson Gas & Electric Corporation
                  284 South Avenue
                  Poughkeepsie, New York 12601-4879
                  (845) 486-5439

                           FORWARD-LOOKING STATEMENTS


      This prospectus and the information incorporated by reference may contain statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to our future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to:

      o     weather;

      o     energy supply and demand;

      o     fuel prices;

      o     interest rates;

      o     potential future acquisitions;

      o developments in the legislative, regulatory and competitive environment;

      o     market risks;

      o     electric and natural gas industry restructuring and cost recovery;

      o     the ability to obtain adequate and timely rate relief;

      o     changes in fuel supply or costs;

      o the success of strategies to satisfy electricity requirements following the sale of our major generating assets;

      o     future market prices for energy, capacity, and ancillary services;

      o the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and

      o certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

Please refer also to the section "Risk Factors" in this prospectus. Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement or any pricing supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.




                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION


      We are a public utility that serves the Mid-Hudson River Valley region of New York State. We or our predecessors have been in business since 1900. We purchase, sell at wholesale, and distribute electricity and natural gas in portions of New York State. We also generate a small portion of our electricity requirements. We are a wholly-owned subsidiary of CH Energy Group, Inc. Energy Group is also the holding company for various other energy-related businesses in the Northeast and Mid-Atlantic regions, engaged primarily in the distribution of heating oil, gasoline, diesel fuel, kerosene and propane and in the installation and maintenance of electrical systems and heating, ventilation and air conditioning equipment. Our principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and our telephone number is (845) 452-2000.


      Total revenues and operating income before income taxes (expressed as percentages) derived from our electric and gas operations accounted for approximately the following percentages of our total revenues and operating income before income taxes for each of the last three years:


---------------------------------------------------------------------------
                                                  PERCENT OF OPERATING
              PERCENT OF TOTAL REVENUES         INCOME BEFORE INCOME TAXES
---------------------------------------------------------------------------
             Electric                Gas       Electric                Gas
---------------------------------------------------------------------------
2003            79%                  21%          72%                  28%
---------------------------------------------------------------------------
2002            80%                  20%          75%                  25%
---------------------------------------------------------------------------
2001            80%                  20%          73%                  27%
---------------------------------------------------------------------------


For the year ended December 31, 2003, we served an average of 286,083 electric and 67,916 natural gas customers monthly. Our electric revenues during that period were derived from the following sources (approximate):

            o     45% from residential customers;*

            o     32% from commercial customers;*

            o     8% from industrial customers;* and

            o     15% from other utilities and miscellaneous sources.

*includes the energy delivery service attributed to residential, commercial and industrial customers.

Our total natural gas revenues during that period were derived from the following sources (approximate):

            o     52% from residential customers;

            o     35% from commercial customers;

            o     3% from industrial customers;

            o     3% from interruptible customers; and

            o 7% from miscellaneous sources (including revenues from transportation of customer-owned natural gas).

                                 USE OF PROCEEDS

            We are offering hereby our unsecured debt securities, in the maximum amount described on the cover page of this prospectus, on terms to be determined when an agreement or agreements to sell any or all of the debt securities are made from time to time. Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from sales of the debt securities for general corporate purposes, which may include:

      o     the payment of maturing issues of long-term debt;

      o repayment of short-term debt incurred or expected to be incurred for working capital requirements in connection with our construction program; and/or

      o financing expenditures for our construction program and for other general corporate purposes.


            More specific information concerning the use of the proceeds from any particular sale of debt securities will be set forth in the applicable prospectus supplement. Pending application of the proceeds for such purposes, proceeds from the sale of the debt securities may be temporarily invested in short-term instruments. Reference is made to the information contained in the documents referred to under the heading "Where You Can Find More Information" regarding our construction program and other significant capital requirements and our general financing plan and capabilities.



      Although we do not have any definitive plans for sales of the debt securities offered hereby, subject to market conditions, we anticipate selling in the near future approximately $25 to $30 million thereof, the proceeds of which will be used as follows: (i) approximately $15 million to repay and reduce short-term (less than 365 days maturity) borrowings used for working capital for general operations, (ii) approximately $15 million to replace on our balance sheet $15 million in long-term (12 year) 7.85% debt that matured and was redeemed in July 2004, and (iii) the remainder for general corporate purposes. Such short-term borrowings used for working capital for general operations are incurred at current interest rates, which, in 2004, ranged from approximately 1.3% to 2.0%.


                       RATIOS OF EARNINGS TO FIXED CHARGES


            Our ratios of earnings to fixed charges for each of the last five fiscal years (and for the six months ended June 30, 2004) are as follows:

------------------------------------------------------------------------
                              Year Ended December 31,           Six
                                                                months
                                                                ended
                                                                June 30,
------------------------------------------------------------------------
                  1999      2000     2001     2002     2003     2004
------------------------------------------------------------------------
Ratio of
Earnings to
Fixed Charges     3.58      3.75     2.23     3.11     3.86     4.80
------------------------------------------------------------------------


For purposes of the determination of this ratio, the following should be noted:

o Earnings consist of pretax income from continuing operations adjusted to add the amount of fixed charges computed for this ratio and also include our share in the income of our subsidiary, which is wholly owned. Since we are a public utility, earnings include allowance for funds used during construction.

o Fixed charges consist of interest charges on first mortgage bonds, other long-term debt, other interest charges including interest on short-term debt, amortization of premium and expense on debt and the portion of rents representative of the interest factor. These charges have not been reduced by any allowance for funds used during construction.


                       DESCRIPTION OF THE DEBT SECURITIES

            General: The debt securities will be issued under an indenture, dated as of April 1, 1992, between us and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New York), as trustee. The debt securities may be issued in one or more series. Each series may provide for one or more issuances of debt securities. The following contains a description of the material terms of the debt securities. For a complete description of the debt securities you should read the indenture.


            The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. The indenture also does not limit the amount of other debt, secured or unsecured, which we may issue. The debt securities will be unsubordinated and unsecured obligations ranking equally with all our existing and future unsubordinated and unsecured obligations. All of our debt is currently unsubordinated and unsecured; accordingly, the debt securities issues hereunder will rank equally with our currently outstanding debt.


            Reference is made to the applicable prospectus supplement for a description of the following terms of specific series of debt securities:

      o     the title of debt securities of such series;

      o the limit, if any, upon the aggregate principal amount of debt securities of such series;

      o the rate or rates, or the method of determination thereof, at which debt securities of such series will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and the regular record dates for the interest payable on such interest payment dates;

      o our obligation, if any, to redeem or purchase debt securities of such series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which debt securities of such series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

      o the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities may be redeemed or repurchased, if any, in whole or in part, at our option;

      o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of such series will be issuable;

      o whether debt securities of such series are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global securities; and

      o any other terms of such debt securities not inconsistent with the provisions of the indenture.

            Payment of Debt Securities; Transfers, Exchanges: Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be paid to the person to whom the principal of such debt security is paid. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the registered holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest.

            Principal of and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the principal corporate trust office of the initial paying agent, U.S. Bank Trust National Association, or of any successor paying agent, in New York, New York. We may change the place of payment on the debt securities, may appoint one or more paying agents (including ourselves) and may remove any paying agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place of payment and any paying agent appointed and will disclose the removal of any paying agent effected prior to the date of such prospectus supplement or supplement thereto. The transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of the initial transfer agent, U.S. Bank Trust National Association, or any successor transfer agent and registrar, in New York, New York. We may change the place for registration of transfer of the debt securities, may appoint one or more additional security registrars or transfer agents (including ourselves) and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed and will disclose the removal of any security registrar or transfer agent effected prior to the date of such prospectus supplement or supplement thereto. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required (a) to issue, register the transfer of, or exchange debt securities during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of, or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

            Redemption: Any terms of the optional or mandatory redemption of any series of debt securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to any series of debt securities, or any tranche thereof, redeemable at the option of the holder, the debt securities of such series, or any tranche thereof, will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series, or any tranche thereof, are to be redeemed, the particular debt securities will be selected by such method as the trustee deems fair and appropriate.

            Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities.

            Events of Default: The following constitute events of default under the indenture with respect to each series of debt securities outstanding thereunder:

            o failure to pay any interest on any debt security of such series within 60 days after the same becomes due and payable;

            o failure to pay any principal of or premium, if any, on any debt security of such series within three business days after the same becomes due and payable;

            o failure to perform or breach of any of our covenants or warranties in the indenture (other than a covenant or warranty solely for the benefit of one or more other series of debt securities) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the debt securities of such series outstanding under the indenture as provided in the indenture;

            o a default under any evidence of indebtedness by us (including a default with respect to any series of debt securities) or a default under any instrument under which there may be issued any such indebtedness, in each case aggregating in excess of $5 million, which default shall constitute a failure to pay the principal of such indebtedness when due and payable (after the expiration of any applicable grace period) or shall have resulted in the acceleration of when such indebtedness becomes due and payable if (1) either the trustee, or at least 10% in principal amount of any outstanding series of debt securities, shall have given us notice of such default and (2) within 10 days of said notice, such indebtedness is not discharged or such acceleration is not rescinded or annulled;

            o     certain events of bankruptcy, insolvency or reorganization;
                  and

            o any other event of default specified with respect to debt securities of such series.

            Remedies: If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of such series may declare the principal amount (or if the debt securities of such series are discount notes or similar debt securities, such portion of the principal amount as may be specified in the applicable prospectus supplement) of all of the debt securities of such series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

      At any time after the declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if-

            o we have paid or deposited with the trustee a sum sufficient to pay

                        -- all overdue interest on all debt securities of such series,

                        -- the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities,

                        -- interest upon overdue interest at the rate or rates prescribed therefor in such debt securities, to the extent that payment of such interest is lawful, and

                        -- all amounts due to the trustee under the indenture;
                        and

            o any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      If any such event of default with respect to the debt securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series, subject to the following:

            o If such an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series;

            o Such direction will not be in conflict with any rule of law or with the indenture and could not involve the trustee in personal liability in circumstances where reasonable indemnity would not be adequate;

            o The trustee may take any other action it deems proper which is not inconsistent with such direction; and

            o The trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction.

            The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. The indenture generally provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the debt securities of such series notice of any default known to it, unless cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, however, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so. Furthermore, in the case of such an event of default caused by our failure to perform or our breach of any covenant or warranty in the indenture, no such notice shall be given to such holders until at least 75 days after the occurrence thereof.

            We will be required to furnish annually to the trustee a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

            Covenants:

            Maintenance of Property. We will cause (or, with respect to property owned in common with others, make a reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and will cause (or with respect to property owned in common with others, make a reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. The foregoing, however, shall not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business.

            Preservation of Rights. Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and our rights (charter and statutory) and franchises. We shall not, however, be required to preserve any such right or franchise if, in our judgment, (1) preservation thereof is no longer desirable in the conduct of our business and (2) the loss thereof does not adversely affect the interests of the holders in any material respect.

            Consolidation or Merger. We will not consolidate with or merge into any other corporation or corporations or convey, transfer or lease our properties and assets substantially as an entirety to any person or persons unless:

            o the corporation or corporations formed by such consolidation or into which we are merged or the person or persons which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the outstanding debt securities and the performance of all of our covenants under the indenture;

            o immediately after giving effect to any such transaction no event of default, and no event which after notice or lapse of time would become an event of default, will have occurred and be continuing;

            and

            o we will have delivered to the trustee an officers' certificate and an opinion of counsel as provided in the indenture.


      New York courts have not judicially determined the exact meaning of the phrase "substantially as an entirety." Accordingly, as a result of this uncertainty, it may be difficult for the debt holders to determine whether such covenant (relating to consolidation, merger, and sale of assets) has been breached, to declare an event of default and to exercise their acceleration rights based on such alleged breach.

      There could be a disagreement between us and the holders over whether a specific transaction implicates this covenant. There can be no assurance as to how a court interpreting New York law would interpret the phrase "substantially as an entirety."

            Negative Pledge. We will not incur or permit to exist any mortgage, lien, pledge, charge or encumbrance of any kind upon our property to secure indebtedness without equally and ratably securing the outstanding debt securities of all series. This restriction shall not apply in certain circumstances, however, including the pledging by us of assets in connection with the incurrences of indebtedness in aggregate principal amount not exceeding 3% of our net tangible utility assets at any time outstanding. The indenture also excepts certain encumbrances from this restriction including, among other things:


            o liens for taxes not delinquent and liens for taxes which are delinquent but are being contested in good faith by us;

            o easements, rights of way, restrictions or reservations in our property for, among other things, roads, utility transmission and distribution facilities and other utility rights of way and immaterial defects in title;

            o purchase money mortgages on property acquired after the date of the indenture;

            o     liens existing on assets prior to the acquisition thereof; and

            o liens arising out of the refinancing, extension renewal or refunding of indebtedness secured by certain of the liens or encumbrances referred to above, including by any of the two immediately preceding clauses.

            Generally, personal property used in our ordinary business, including cash, accounts receivable, stock in trade, products generated or purchased by us, office equipment, motor vehicles, fuel and gas, are also excepted from this restriction.

            Modification of Indenture: Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

            o to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and the debt securities; or

            o to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, or tranche thereof, or to surrender any right or power conferred upon us by the indenture; or

            o to add any additional events of default with respect to all or any series of outstanding debt securities; or

            o to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of debt securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when there is no debt security of such series or tranche remaining outstanding under the indenture; or

            o     to provide collateral security for the debt securities; or

            o to establish the form or terms of debt securities of any series or tranche as permitted by the indenture; or

            o to evidence and provide for the acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee; or

            o to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities; or

            o     to change any place where:

            -- the principal of and premium, if any, and interest, if any, on debt securities of any series, or any tranche thereof, shall be payable;

            -- any debt securities of any series, or any tranche thereof, may be surrendered for registration of transfer;

            -- debt securities of any series, or any tranche thereof, may be surrendered for exchange; and

            -- notices and demands to or upon us in respect of the debt securities of any series, or any tranche thereof, and the indenture may be served; or

            o to cure any ambiguity or inconsistency, or to make any other provisions with respect to matters or questions arising under the indenture, provided such other provisions shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

            The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under the indenture may, before the time compliance by us with certain restrictive provisions of the indenture is required, waive our compliance with one or more of such provisions. The holders of not less than a majority in principal amount of the debt securities of any series then outstanding under the indenture may waive any past default under the indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of such series affected.

            Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

            In general and except as described above, the consent of the holders of not less than a majority in principal amount of the debt securities of all series then outstanding under the indenture, considered as one class, is required to add, change or eliminate any provision of the indenture pursuant to one or more supplemental indentures. If less than all of the series of debt securities outstanding under the indenture are directly affected by a supplemental indenture, however, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series so directly affected, considered as one class, is required. Furthermore, if the proposed supplemental indenture shall directly affect the rights of the holders of debt securities of one or more, but less than all, of the tranches of any series issued in tranches, then only the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding of all tranches so directly affected, considered as one class, shall be required. No such supplemental indenture will, without the consent of the holder of each debt security outstanding under the indenture of each such series or tranche directly affected thereby:

            o change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any debt security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or premium thereon;

            o reduce the percentage in principal amount of the debt securities outstanding under such series or tranche required to consent to any supplemental indenture or waiver of compliance with any provision of the indenture or any default under the indenture and its consequences, or to reduce the requirements for quorum and voting; or

            o modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

            A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or of one or more tranches thereof, or which modifies the rights of the holders of debt securities of such series or tranche with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities.

            Defeasance: The debt securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the indenture), and our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

            o     money in the amount which will be sufficient; or

            o direct obligations of, or obligations unconditionally guaranteed by, the United States of America and entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, in each case which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee, will be sufficient; or

            o a combination of the preceding items which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such debt securities or portions thereof on and prior to the maturity thereof.

      As a condition to defeasing any series of debt securities as described above, we are obligated to obtain a legal opinion to the effect that the defeasance will be tax free to the holders of the debt securities to be defeased.

            Title: We, the trustee, and any agent of ours or the trustee may treat the registered holder of a debt security as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

                              PLAN OF DISTRIBUTION

            We may sell the debt securities offered by this prospectus:

            o     through underwriters or dealers;

            o     directly to one or more purchasers; or

            o     through agents.


            Each prospectus supplement will set forth the terms of the offering of the debt securities offered thereby, including the name or names of any underwriters, dealers or agents, the initial public offering price or purchase price of such debt securities, the proceeds we receive from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in a prospectus supplement are deemed to be underwriters, dealers or agents in connection with the debt securities offered thereby.

            We may distribute the securities from time to time in one or more transactions at: a fixed price; prices that may be changed; prices related to prevailing market prices, if any, at the time of sale; and negotiated prices. We will describe the method of distribution in the relevant prospectus supplement.


            If underwriters are used in the sale of the debt securities, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Any underwriters with respect to any of the debt securities will be named in the prospectus supplement applicable to such debt securities and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase any of the debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such debt securities if any are purchased.

            Subject to certain conditions, we may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this prospectus, a prospectus supplement or the documents incorporated by reference herein or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the applicable prospectus supplement. Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying debt security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. The underwriters may engage in any such activities on any exchange or other market in which the debt securities may be traded. If commenced, the underwriters may discontinue those activities at any time. The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the debt securities being sold at that time.

            If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement or pricing supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment. Underwriters, dealers and agents or their affiliates may engage from time to time in various general financing, investment banking and commercial banking transactions with us and certain of our affiliates.


      Although we do not have any definitive plans for sales of the debt securities offered hereby, subject to market conditions, we anticipate selling in the near future through underwriters or agents to be named in the relevant prospectus supplement or pricing supplement approximately $25 to $30 million thereof, the proceeds of which will be used as follows: (i) approximately $15 million to repay and reduce short-term (less than 365 days maturity) borrowings used for working capital for general operations, (ii) approximately $15 million to replace on our balance sheet $15 million in long-term (12 year) 7.85% debt that matured and was redeemed in July 2004, and (iii) the remainder for general corporate purposes.


                                  LEGAL MATTERS

            Certain legal matters with respect to the debt securities offered hereby will be passed upon for us by Thompson Hine LLP, our counsel, One Chase Manhattan Plaza, New York, New York and for any underwriter, dealer or agent by Pillsbury Winthrop LLP, 1540 Broadway, New York, New York.

                                     EXPERTS


      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm and independent auditor, given on the authority of said firm as experts in auditing and accounting.



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


------------------------------------------------------------------------------
ITEM                                                                 AMOUNT
----                                                                 ------

------------------------------------------------------------------------------
Filing fee, Securities and Exchange Commission                     $10,769.50
------------------------------------------------------------------------------
Printing of Registration Statement, Prospectus and Notes               5,000*
------------------------------------------------------------------------------
Auditor's fees and expenses                                           20,000*
------------------------------------------------------------------------------
Expenses in connection with qualification of securities
under blue sky laws including counsel fees                             2,000*
------------------------------------------------------------------------------
Legal services--registrant's counsel                                  60,000*
------------------------------------------------------------------------------
Authentication and delivery of Notes and Trustee's fees
and expenses, including counsel fees                                   5,100*
------------------------------------------------------------------------------
Agents' counsel fee and expenses                                      45,000*
------------------------------------------------------------------------------
Rating agencies' fees                                                 70,000*
------------------------------------------------------------------------------
Miscellaneous disbursements                                         7,130.50*
------------------------------------------------------------------------------
Total                                                               $225,000*
------------------------------------------------------------------------------


----------------------
*     Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are in certain cases entitled, pursuant to provisions contained in Sections 721 through 726 of the New York Business Corporation Law ("BCL"), Article 11, Section 13, of the Bylaws of the Registrant, and the Registrant's Retirement Income Plan and Disability Plan, to indemnification against expenses and liabilities arising from their acts or omissions. The Bylaws of the Registrant contain provisions that the Registrant shall indemnify, to the full extent permitted by law, any person made, or threatened to be made, a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person is or was a director or officer of the Registrant. The Registrant has entered into an indemnification agreement with each of its directors and officers. Each such agreement relates to indemnification by the Registrant to the full extent authorized or permitted by law for any civil or criminal action or proceeding arising by reason of that individual's role as a director or officer of the Board of Directors or as an officer or employee of the Registrant or service with any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise in any such capacity at the request of the Registrant. In addition, the Registrant's Certificate of Incorporation exempts directors from certain liabilities arising out of events occurring on and after April 6, 1988, pursuant to Section 402(b) of the BCL. The Registrant, pursuant to authority granted by the BCL, has purchased liability insurance on behalf of itself and its directors and officers in connection with the corporate responsibilities of such directors and officers.

      The form of distribution agreement to which the offering contained in this Registration Statement relates also provides that the agents named therein will, under certain circumstances, indemnify the Registrant, its directors and officers, and any person who controls any thereof.

ITEM 16. EXHIBITS.

      Following is the list of Exhibits, as required by Item 601 of Regulation S-K, filed as part of the Registration Statement, including Exhibits incorporated herein by reference and made a part hereof:


--------------------------------------------------------------------------------
EXHIBIT NUMBER             EXHIBIT
(REGULATION S-K
ITEM 601
DESIGNATION)
--------------------------------------------------------------------------------
1*                         Form of Distribution Agreement.
--------------------------------------------------------------------------------
4(a)*                      Indenture, dated as of April 1, 1992, between
                           Registrant and U.S. Bank Trust National Association
                           (formerly known as First Trust of New York, National
                           Association) (as successor trustee to Morgan Guaranty
                           Trust Company of New York), as Trustee, dated as of
                           April 1, 1992 (previously filed with Central Hudson's
                           Current Report on Form 8-K, dated May 27, 1992, as
                           Exhibit (4)(ii)29).
--------------------------------------------------------------------------------
4(b)*                      Form of Officers' Certificate, establishing the
                           Notes, with form of Note attached.
--------------------------------------------------------------------------------
5**                        Opinion of counsel re: legality.
--------------------------------------------------------------------------------
12*                        Statement showing the Computation of the Ratios of
                           Earnings to Fixed Charges.
--------------------------------------------------------------------------------
23(a)**                    Consent of PricewaterhouseCoopers LLP.
--------------------------------------------------------------------------------
23(b)**                    Consent of Thompson Hine LLP (contained in their
                           opinion, a copy of which is filed as Exhibit (5)).
--------------------------------------------------------------------------------
24*                        Power of attorney for each officer and director
                           signing the Registration Statement.
--------------------------------------------------------------------------------
25*                        Statement of Eligibility and Qualification on Form
                           T-1 of U.S. Bank Trust National Association, as
                           trustee under the Indenture, dated as of April 1,
                           1992, between Registrant and U.S. Bank Trust National
                           Association (formerly known as First Trust of New
                           York, National Association) (as successor trustee to
                           Morgan Guaranty Trust Company of New York), as
                           Trustee.
--------------------------------------------------------------------------------


------------
*     Previously filed.

**    Filed herewith.

ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Act");

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT, AS AMENDED, TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF POUGHKEEPSIE, AND STATE OF NEW YORK, ON THE 27TH DAY OF AUGUST, 2004.


                            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                         (Registrant)

                                By    /s/ Christopher M. Capone
                                ------------------------------------------
                                (Christopher M. Capone, Chief Financial Officer)

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

SIGNATURES AND TITLES                                            DATE
---------------------                                            ----

Principal Financial Officer and Treasurer:



  /s/ Christopher M. Capone                                      August 27, 2004
------------------------------------------
(Christopher M. Capone, Chief Financial Officer and Treasurer)


STEVEN V. LANT, Chairman of the Board and Chief
Executive Officer (Principal Executive Officer) and
Director, DONNA S. DOYLE, Vice President--Accounting
 and Controller (Principal Accounting Officer); CARL E.
MEYER, President and Chief Operating Officer and Director,
ARTHUR R. UPRIGHT and JACK EFFRON, Directors



By   /s/ Christopher M. Capone                                   August 27, 2004
------------------------------------------
(Christopher M. Capone, Attorney-in-Fact)

                                INDEX TO EXHIBITS


--------------------------------------------------------------------------------
EXHIBIT                    EXHIBIT
NUMBER
--------------------------------------------------------------------------------
1*                         Form of Distribution Agreement.
--------------------------------------------------------------------------------
4(a)*                      Indenture, dated as of April 1, 1992, between
                           Registrant and U.S. Bank Trust National Association
                           (formerly known as First Trust of New York, National
                           Association) (as successor trustee to Morgan Guaranty
                           Trust Company of New York), as Trustee, dated as of
                           April 1, 1992 (previously filed with Central Hudson's
                           Current Report on Form 8-K, dated May 27, 1992, as
                           Exhibit (4)(ii)29).
--------------------------------------------------------------------------------
4(b)*                      Form of Officers' Certificate, establishing the
                           Notes, with form of Note attached.
--------------------------------------------------------------------------------
5**                        Opinion of counsel re: legality.
--------------------------------------------------------------------------------
12*                        Statement showing the Computation of the Ratios of
                           Earnings to Fixed Charges.
--------------------------------------------------------------------------------
23(a)**                    Consent of PricewaterhouseCoopers LLP.
--------------------------------------------------------------------------------
23(b)**                    Consent of Thompson Hine LLP (contained in their
                           opinion, a copy of which is filed as Exhibit (5)).
--------------------------------------------------------------------------------
24*                        Power of attorney for each officer and director
                           signing the Registration Statement.
--------------------------------------------------------------------------------
25*                        Statement of Eligibility and Qualification on Form
                           T-1 of U.S. Bank Trust National Association, as
                           trustee under the Indenture, dated as of April 1,
                           1992, between Registrant and U.S. Bank Trust National
                           Association (formerly known as First Trust of New
                           York, National Association) (as successor trustee to
                           Morgan Guaranty Trust Company of New York), as
                           Trustee.
--------------------------------------------------------------------------------


--------------
*     Previously filed.

**    Filed herewith.